As filed with the Securities and Exchange Commission on April 14,
1997
                                                     Registration No.

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                Amendment No. 1 to
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                        THE SECURITIES ACT OF 1933

                       DATA SYSTEMS NETWORK CORPORATION
            (Exact name of Registrant as specified in its charter)

              Michigan                              38-2649874
(State or other jurisdiction of                  (I.R.S. Employer
incorporation or organization)                  Identification No.)

                     34705 W. Twelve Mile Road, Suite 300
                       Farmington Hills, Michigan 48331
                                (810) 489-7117
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                    Michael W. Grieves, Chairman, President
                          and Chief Executive Officer
                     34705 W. Twelve Mile Road, Suite 300
                       Farmington Hills, Michigan 48331
                                (810) 489-7117
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                   copy to:

                              Mark A. Metz, Esq.
                              Dykema Gossett PLLC
                            400 Renaissance Center
                               Detroit, MI 48243

         Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement is declared effective.
         If the only securities being registered on this Form are being offered pursuant to dividend or investment plans, please check the following box. [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, please check the following box. [X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
               PRELIMINARY PROSPECTUS DATED APRIL 14, 1997

PROSPECTUS

                       DATA SYSTEMS NETWORK CORPORATION
                                540,000 SHARES
                         COMMON STOCK, $.01 PAR VALUE

         This Prospectus relates to 540,000 shares of Common Stock, $.01 par value (the "Common Stock"), of Data Systems Network Corporation (the "Company") which are beneficially owned by SofTech, Inc. (the "Distributing Shareholder") and will be distributed to the shareholders of the Distributing Shareholder. The 540,000 shares of Common Stock offered hereby (the "Securities") were issued to the Distributing Shareholder in connection with the acquisition by the Company of the assets of the Network Systems Group Division of the Distributing Shareholder. The Company is registering the Securities pursuant to the terms of a Registration Rights Agreement dated September 12, 1996 (the "Registration Agreement"), between the Company and the Distributing Shareholder in order to provide the Distributing Shareholder with the opportunity to distribute the securities to its shareholders so as to provide those shareholders with freely tradeable securities.

         The Company will not receive any proceeds from the distribution of the Securities. The expenses incurred by the Company in connection with the preparation of this Prospectus and the registration statement of which this Prospectus is a part, the listing of shares and related matters will be paid as follows: the Distributing Shareholder will pay the first $20,000 of such expenses and the Company and the Distributing Shareholder will divide any further expenses equally. Such expenses are estimated to be approximately $32,000. The Distributing Shareholder will pay the costs, if any, associated with the distribution of the Securities. This offering is not being underwritten.

         The Company's principal executive offices are located at 34705 West Twelve Mile Road, Suite 300, Farmington Hills, Michigan 48331 (telephone number: (810) 489-7117).

             The Common Stock is traded on the Nasdaq Stock Market's SmallCap Market (the "Nasdaq") and listed for trading on the Pacific Stock Exchange (the "PSE"). The last sale price reported for the Common Stock on April 1, 1997 on the Nasdaq was $7.13.

         SEE "RISK FACTORS" ON PAGE 3 FOR CERTAIN INFORMATION WHICH SHOULD BE CAREFULLY CONSIDERED WITH RESPECT TO THE COMMON STOCK OFFERED HEREBY.

                           -------------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------
              The date of this Prospectus is               , 1997

         NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE DISTRIBUTING SHAREHOLDER. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission") and the Pacific Stock Exchange, Inc. (the "PSE"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511, and may be inspected at the PSE at 301 Pine Street, San Francisco, California 94104. In addition, copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding the Company.

         This Prospectus is a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information included in such Registration Statement. The Registration Statement may be inspected by anyone at the office of the Commission without charge, and copies of all or any part of it may be obtained upon payment of the Commission's charge for copying. For further information about the Company and its securities, reference is hereby made to such Registration Statement, and to the exhibits filed as part thereof or otherwise incorporated herein. Each summary herein of additional information included in the Registration Statement or any exhibit thereto is qualified in its entirety by reference to such information or exhibit.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents (and the amendments thereto) filed by the Company with the Commission are hereby incorporated by reference and made a part hereof:

         (a) The description of the Company's Common Stock contained in the Prospectus forming a part of the Company's Registration Statement on Form S-1 (No. 33-81350) (incorporated by reference into the Company's Exchange Act Registration Statement on Form 8-A, filed on October 25, 1994); and

         (b)     Annual Report on Form 10-K for the year ended December 31,
                 1996.



         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities covered by this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the respective date of filing of each such document. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         To the extent the foregoing documents are incorporated by reference herein, copies may be obtained without charge (other than for exhibits to such documents) upon written request directed to: Shareholder Relations, 34705 West Twelve Mile Road, Suite 300, Farmington Hills, Michigan 48331 (telephone number: (810) 489-7117).

                                 RISK FACTORS

         Prospective investors should consider carefully the following factors before purchasing the securities offered hereby.

RECENT OPERATING LOSSES

         Although the Company reported a profit of $321,000 for the year ended December 31, 1996 primarily as a result of certain business acquisitions occurring during 1996, it reported losses of $613,000 and $291,000 for the years ended December 31, 1995 and 1994, respectively. The results for the year ended December 31, 1995 include a $620,000 increase in the Company's inventory reserves to cover the likely risk of future inventory obsolescence and a gain of $320,000 on the extinguishment of debt. The recent losses have also been affected by the fact that the Company's revenue mix has not optimized gross profits. The Company's service revenues historically have been associated with significantly higher profit margins than have its net sales. As a result, the Company's strategy is to maximize service revenues as a percentage of total revenues to the extent practicable. During 1996, the Company made two strategic acquisitions, began several new projects and took other internal measures to increase the level of service revenue as a component of total revenue. As a result of these measures, service revenues improved from 7.5% and 11.7% of total revenues in 1995 and 1994, respectively, to 18.8% in 1996. There can be no assurance, however, that service revenues and profit margins can be maintained at a level sufficient to cover the operating expense increases resulting from the recent acquisitions and geographic expansion. A significant portion of the increase was attributable to a contract with the State of Michigan which was acquired in connection with the acquisition of SofTech, Inc.'s Network Systems Group ("NSG"). The State of Michigan contract expires in August 1997. There can be no assurance that the Company will be awarded a new contract with the State of Michigan or that the terms of any such new contract would be as favorable to the Company as the current terms. While the Company believes that any loss of revenues from the loss of the State of Michigan relationship would be offset by revenue increases from other customers, the loss of the State of Michigan contract could have a material adverse effect on the Company's results of operations and financial condition.

FUTURE CAPITAL NEEDS

         The Company had working capital of $2.0 million at December 31, 1995 and a working capital deficit of $1.5 million at December 31, 1996. The deficit in 1996 is primarily the result of the cash used in connection with the NSG acquisition and investments made in the Company's general infrastructure and new network management center. The Company's principal credit facility is a bank line of credit. As of December 31, 1996, the Company was indebted under the line of credit in the amount of approximately $9.2 million, all of which is due on demand. There can be no assurance that the bank will not demand payment at a time at which the Company is unable to repay or refinance such indebtedness.

         In February 1997, the Company called for redemption of all of its outstanding redeemable common stock purchase warrants. As a result of exercises of such warrants on or prior to the March 10, 1997 redemption date, the Company issued a total of 1,256,000 shares of its Common Stock, received net proceeds of $7.4 million and significantly improved its working capital position.

         The Company's future capital requirements will depend on many factors, including cash flow from operations, competing market developments and future expansion plans, and may require the Company to raise additional funds through equity or debt financings. Any equity financings could result in dilution to the Company's shareholders, and any financing, if available at all, may be on terms unfavorable to the Company. If adequate funds are not available, the Company may be required to curtail its activities significantly.


POTENTIAL INABILITY TO MANAGE GROWTH

         The Company is experiencing rapid and significant growth which has placed, and may continue to place, a strain on the Company's management and resources. From August 1996 through November 1996, the number of the Company's employees increased from approximately 80 to 245 and further increases are anticipated during 1997. Approximately one-half of the increase is directly attributable to the NSG acquisition with the remainder due to the geographic expansion made possible by the acquisition. The Company's future performance and profitability will depend, in large part, on its ability to manage this growth, particularly with respect to its now decentralized workforce, which will require the Company to continue to improve its operational, financial and other internal systems. The Company's success in managing this growth will depend largely on its ability to minimize the initial inefficiencies and lack of productivity which occur as the new employees become accustomed to new work environments and operating procedures. The Company's ability to train these new employees effectively and efficiently in the Company's operating procedures and to overcome corporate culture differences will be critical in this regard. If the Company is unable to manage growth effectively or perform its services at anticipated levels, the Company's business, financial condition and results of operations may be materially adversely affected.

VARIABILITY OF OPERATING RESULTS

         The Company's quarterly and annual operating results have been subject to variation, and will continue to be subject to variation, from period to period depending upon factors such as the Company's revenue mix; the cost of materials, labor and technology; the costs associated with initiating new contracts or opening new offices; the economic condition of the Company's target markets; and the costs of acquiring and integrating new businesses. As a result of these factors and others, there can be no assurance that the Company will be profitable in the future on a quarterly or annual basis. It is possible that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, or in the event that adverse conditions prevail or are perceived to prevail generally or with respect to the Company's business, the price of the Common Stock may be materially adversely affected.

DEPENDENCE ON MAJOR VENDORS

         In general, the Company must be directly authorized by a manufacturer in order to sell that manufacturer's products. The Company is an authorized dealer for the microcomputer and related products of over 30 manufacturers. Sales by the Company of products manufactured by Compaq, Hewlett-Packard, Dell and IBM together accounted for between 45% and 55% of the Company's total revenues during each of the years ended December 31, 1996, 1995 and 1994. The Company's authorized dealer agreements with manufacturers are typically subject to periodic renewal and to termination on short notice. The Company's authorized dealer agreements, including those with Compaq, Hewlett-Packard, Dell and IBM, may be terminated by the manufacturer without cause on 30 to 90 days' notice or immediately upon the occurrence of certain events. The loss of a major manufacturer or the deterioration of the Company's relationship with a major manufacturer could have a material adverse effect on the Company's business. There can be no assurance that the Company will continue as an authorized dealer for any manufacturer, or that the current terms of its dealer agreements and other manufacturer arrangements, including pricing terms, will not be changed.

         The Company determines whether to purchase products from distributors or directly from manufacturers by surveying prices and product availability among the manufacturers and the distributors with whom it has contractual relationships. Distributors, which purchase products in large quantities, often are able to offer a better price on products due to volume discounts granted by manufacturers. The Company's contract with Inacom Corp., through which it purchased 20% of its product purchases in 1996, provides competitive pricing and inventory management terms and conditions allowing for ninety day returns of excess salable product, and limited returns on opened product and defective returns, subject to the policies of the product manufacturers. Like the other distributor agreements to which it is a party, the Inacom agreement is terminable by the Company or the distributor. The loss of all of the Company's relationships with distributors could result in higher product prices to the Company and potentially reduce the Company's profit margins, which in turn may have a material adverse effect on the Company's results of operations and financial condition.

COMPETITION

         The network integration and management market is highly competitive. The Company competes with local, regional and national computer retail chains, network integration specialist companies and manufacturers.
Depending on the customer, the Company competes on the basis of technological capability, price, breadth of product offerings and quality of service. Many of the Company's competitors are larger and have greater financial, marketing and human resources and geographic coverage than the Company. There can be no assurance that the Company will be able to compete successfully against existing companies or new entrants to the marketplace.

TECHNOLOGICAL CHANGE

         The network integration and management market is characterized by rapid technological change and frequent introduction of new products and product enhancements. Although technological change generally increases demand for the Company's services, there can be no assurance that the Company's current manufacturers and suppliers will be able to achieve the technological advances necessary to remain competitive, or that the Company will be able to obtain authorizations from new manufacturers or for new products that gain market acceptance. In addition, technological change may effect the value of inventory and spare parts. The Company's reserves for obsolete inventory were $1,174,000, $978,000 and $281,000 as of December 31, 1996, 1995 and 1994, respectively. The increase in the reserve in 1995 had a material adverse effect on the Company's results of operations and financial condition for 1995. While the Company believes its allowance for obsolescence is adequate, there can be no assurance that further material adjustments will not be necessary. In the event material adjustments are necessary, such adjustments are likely to have a material adverse effect on the Company's results of operations and financial condition.

DEPENDENCE ON KEY MANAGEMENT AND SERVICE PERSONNEL

         The success of the Company has been largely dependent on the skills, experience and efforts of its senior management and especially its President and Chief Executive Officer, Michael Grieves. The loss of the services of Mr. Grieves or other members of the Company's senior management could have a material adverse effect on the Company's business and prospects. The
Company maintains a key man life insurance policy on Mr. Grieves in the amount of $1,000,000.

         The Company's business is service-oriented and labor-intensive. The Company believes that its future success will also depend, to a large extent, on the continued service of its key technical employees and client and project managers and on its ability to continue to attract and retain such personnel. Competition for such personnel is intense, particularly for highly skilled and experienced technical personnel. Such personnel are in great demand and are likely to remain a limited resource for the foreseeable future. There can be no assurance that the Company will be able to attract, retain and motivate such personnel in the future, and the inability to do so may have a material adverse effect upon the Company's business, financial condition and results of operations.


POTENTIAL CLAIMS BY PRE-BANKRUPTCY CREDITORS

         The order confirming the Company's bankruptcy plan of reorganization was entered on May 22, 1992. The Plan provided for certain distributions to holders of claims against the Company which arose prior to the bankruptcy petition filing and which have been allowed by the bankruptcy court. These claims were settled, and the settlement was approved by the bankruptcy court on October 3, 1996. The settlement requires the payment of certain amounts and the distribution of certain warrants to such claim holders. Amounts due pursuant to the settlement have been accrued by the Company but have not yet been paid. The bankruptcy was discharged by the bankruptcy court on January 16, 1997.

         Some persons who may have had prepetition claims against the Company did not receive distributions because no proper proof of claim was filed or because the claim was disallowed based on the Company's objection. Those persons could file a motion in the bankruptcy court asserting that they did not receive proper notice of (i) the bankruptcy, (ii) the requirement that they file a claim or (iii) the objection to their claim. The Company believes that all required notices were given to all known prepetition creditors of the Company in connection with the bankruptcy. If one of those assertions could be proved, however, such a person may have the right to have their prepetition claim allowed and to receive distributions under the plan of reorganization. The aggregate amount of claims of such creditors is not readily quantifiable. Other than a claim raised by one creditor in 1994 and settled in early 1995, the Company has not received any communications from prepetition creditors asserting such a claim.

CONTROL OF THE COMPANY

         The Company's executive officers and directors beneficially own approximately 29% of the outstanding shares of Common Stock. Since there are no cumulative voting rights provided for in the Company's Articles of Incorporation, these persons, if they act in concert, may be in a position to effectively control the election of the members of the Board of Directors and to control most corporate actions requiring shareholder approval.

POSSIBLE DELISTING OF SECURITIES

         If the Company's securities are subsequently delisted from the Nasdaq and the PSE, they may become subject to the so-called "penny stock" rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors if the market price per share (as defined) falls below $5.00. For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to sale. Consequently, delisting, if it occurred, may affect the ability of broker-dealers to sell the Company's securities and the ability of shareholders to sell their securities in the secondary market.

         In addition, for any non-exempt transaction involving a "penny stock," the rules require the delivery, prior to the transaction, of a disclosure schedule relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock. Generally, transactions with respect to stock of issuers having at least $2,000,000 in tangible assets, transactions in which the customer is an institutional accredited investor and transactions that are not recommended by the broker-dealer are exempt from the disclosure rule.

POSSIBLE ISSUANCE OF PREFERRED STOCK

         The Company is authorized to issue up to 1,000,000 shares of Preferred Stock. Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by shareholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. No Preferred Stock is currently outstanding and the Company has no present plans for the issuance thereof. The issuance of any Preferred Stock could affect the rights of the holders of Common Stock, and therefore, reduce the value of the Common Stock and make it less likely that holders of Common Stock would receive a premium for the sale of their shares of Common Stock. In particular, specific rights granted to future holders of Preferred Stock could be issued to restrict the Company's ability to merge with or sell its assets to a third party, thereby preserving control of the Company by its present owners.

SALES PURSUANT TO RULE 144

         Approximately 1.3 million shares of Common Stock are "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act. Except for 300,000 shares which are held in escrow through no later than October 28, 1999, these "restricted securities" are eligible for sale, subject to the volume limitation and other conditions imposed by Rule 144. Under Rule 144, a person holding restricted securities for a period of two years may, every three months, sell in ordinary brokerage transactions or in transactions directly with a market maker an amount equal to the greater of one percent of the Company's then outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Future sales of such shares and sales of shares underlying outstanding warrants or options could have an adverse effect on the market price of the Common Stock.

                                USE OF PROCEEDS

         The Company will not receive any proceeds from the distribution of the Securities by the Distributing Shareholder.


                           DISTRIBUTING SHAREHOLDER

         The Distributing Shareholder received the Securities in connection with the acquisition by the Company of the assets of the Network Systems Group Division of the Distributing Shareholder. The Securities represent approximately 12% of the total number of shares of Common Stock outstanding on the date hereof. As part of such acquisition and pursuant to the terms of the Registration Agreement, the Company agreed to use its reasonable best efforts to register the Securities issued to the Distributing Shareholder for distribution by the Distributing Shareholder to its shareholders and the Distributing Shareholder agreed to distribute all of the Securities to its shareholders promptly after registration of the Securities. When the distribution is completed, the Distributing Shareholder will not own any shares of the Common Stock.

                             PLAN OF DISTRIBUTION

         In the Registration Agreement, the Distributing Shareholder agreed to distribute the Securities to its shareholders promptly after registration of the Securities. The Distributing Shareholder will pay for any expenses incurred in the distribution of the securities. The expenses incurred by the Company in connection with the preparation of this Prospectus and the registration statement of which this Prospectus is a part, the listing of the shares and related matters will be paid as follows: the Distributing Shareholder will pay the first $20,000 of such expenses and the Company and the Distributing Shareholder will divide any further expenses equally.

                                 LEGAL MATTERS

         The validity under Michigan law of the authorization and issuance of the shares offered hereby will be passed upon for the Company by Dykema Gossett PLLC, Detroit, Michigan.


                                    EXPERTS

         The balance sheets as of December 31, 1996 and 1995, and the statements of operations, stockholders' equity and cash flows for the years ended December 31, 1996 and 1995, included in the Form 10-K which is incorporated by reference in this Prospectus, have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as indicated by their report with respect thereto, and are incorporated herein upon the authority of said firm as experts in accounting and auditing.

         The statements of operations, stockholders' equity and cash flows for the year ended December 31, 1994, included in the Form 10-K which is incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, independent certified public accountants, as stated in their report with respect thereto, and are incorporated herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS



Item 16.  Exhibits

         A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and is incorporated herein by reference.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Farmington Hills, State of Michigan on the 14th day of April, 1997.


                             DATA SYSTEMS NETWORK CORPORATION


                             By: /S/ Michael W. Grieves
                                 ---------------------------
                                 Michael W. Grieves,
                                 Chairman, President and
                                 Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on April 14, 1997.

           Signature


/S/Michael W. Grieves
--------------------------------
Michael W. Grieves
Chairman of the Board, President,
 Chief Executive Officer and
 Director (Principal Executive
 Officer)

--------------------------------*
Philip M. Goy
Vice President-Finance and
 Chief Financial Officer
 (Principal Financial Officer)

--------------------------------*
Julie A. Vitale-Johnston
Controller (Principal
 Accounting Officer)


--------------------------------*
Walter J. Aspatore
Director


--------------------------------*
Richard R. Burkhart
Director


--------------------------------*
Jerry A. Dusa
Director


* By: /S/Michael W. Grieves
      Michael W. Grieves
      Attorney-in-Fact

                                 EXHIBIT INDEX


Exhibit No.      Description of Exhibits

 5.1*            Opinion of Dykema Gossett PLLC

23.1**           Consent of KPMG Peat Marwick LLP

23.2**           Consent of Deloitte & Touche LLP

23.4*            Consent of Dykema Gossett PLLC (included in Exhibit 5.1)

24.1*            Power of Attorney of Philip M. Goy

24.2*            Power of Attorney of Julie A. Vitale-Johnston

24.3*            Power of Attorney of Walter J. Aspatore

24.4*            Power of Attorney of Richard R. Burkhart

24.5*            Power of Attorney of Jerry A. Dusa

*  Previously filed.
** Filed herewith.